Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

SUBSIDIARIES OF GULFMARK OFFSHORE, INC.

Name of Subsidiary or Organization	State or Country of Incorporation
GulfMark U.K. Ltd.	United Kingdom
GulfMark North Sea Limited	United Kingdom
GulfMark Personnel U.K., Ltd.	United Kingdom
GulfMark U.K. International, Ltd.	United Kingdom
GulfMark Guernsey, Ltd.	Guernsey
GulfMark Guernsey International, Ltd.	Guernsey
GulfMark Asia Pte., Ltd.	Singapore
GulfMark Marine International S. de R.L.	Panama
GulfMark Servicios Maritimos do Brasil Ltda.	Brazil
Semaring Logistics (M) Sdn. Bhd.	Malaysia
GulfMark Malaysia Inc.	Labuan
Chalvoyage (M) Sdn. Bhd.	Malaysia
GulfMark Malaysia Sdn. Bhd.	Malaysia
GulfMark Malta Limited	Malta
GulfMark Servicios de Mexico, S. de R.L. de C.V.	Mexico
GulfMark de Mexico, S. de R.L. de C.V.	Mexico
GulfMark Maritime, S. de R.L. de C.V.	Mexico
Gulf Channel Offshore Services LDA	Angola
GulfMark Norge AS	Norway
GulfMark AS	Norway
GulfMark Rederi AS	Norway
Gulf Offshore Marine International B.V.	Netherlands
GulfMark Oceans, L.P.	Cayman Islands
GulfMark Marine Trinidad Limited	Trinidad & Tobago
GOMI Holdings, Inc.	Delaware
GulfMark Offshore, Inc.	Delaware
GM Offshore, Inc.	Delaware
GulfMark Capital, LLC	Delaware
GulfMark Management, Inc.	Delaware
GulfMark Resources, LLC	Delaware
GulfMark Shipping, LLC	Delaware
GulfMark Americas, Inc.	Delaware